EXHIBIT 99.1

AutoZone 1st Quarter Sales up 4.1 Percent; EPS up 16.4 Percent

MEMPHIS, Tenn., Dec. 5, 2006 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.393 billion for its first fiscal quarter (12 weeks) ended November 18, 2006, up 4.1% from fiscal first quarter 2006. Same store sales, or sales for stores open at least one year, were up 0.3% for the quarter.

Net income for the quarter increased 8.3% over the same period last year to $123.9 million, while diluted earnings per share increased 16.4% to $1.73 per share from $1.48 per share reported in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 49.2% (versus 49.0% last year). The Company's improvement in gross margin has largely been due to the Company's ongoing category management initiatives which include continued optimization of merchandise assortment and pricing, and an increasing focus on direct importing initiatives. Additionally, operating expenses, as a percentage of sales, were 33.2% (versus 33.6% last year). A substantial portion of the favorable variance in operating expenses reflects a $2.8 million hurricane related charge taken in last year's quarter, our store reset efforts initiated in last year's first quarter, and an ongoing focus to reduce expenditures throughout the organization.

Under its share repurchase program, AutoZone repurchased 816 thousand shares of its common stock for $90.8 million during the first quarter, at an average price of $111 per share. The Company has approximately $130 million remaining under its current share repurchase authorization.

The Company's adjusted inventory per store, including supplier owned pay-on-scan inventory, as of November 18, 2006, was $503 thousand versus $495 thousand last year. Net inventory, defined as merchandise inventories less accounts payable, increased on a per store level to $60 thousand from $45 thousand last year.

"I'd like to thank our AutoZoners across the country for delivering record first quarter sales and EPS. While we're continuing to build momentum with our ongoing efforts to improve the customer shopping experience, driving measurable increases in customer service metrics, resulting sales improvements have been slower to materialize. As our financial model continues to be strong, we will maintain our disciplined approach to growing operating earnings and utilizing our capital effectively. Additionally, we believe our focus on driving our unique and powerful culture and refining our merchandise assortment during fiscal 2007 will positively impact sales for the foreseeable future," said Bill Rhodes, President and Chief Executive Officer.

During the quarter ended November 18, 2006, AutoZone opened 40 new stores and replaced 5 stores in the U.S. Additionally, the Company re-opened 1 of the remaining 4 U.S. stores closed due to hurricane-related damage in last year's first quarter. As of November 18, 2006, the Company had 3,812 stores in 48 states plus the District of Columbia and Puerto Rico in the U.S. and 100 stores in Mexico.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 5, 2006, beginning at 10:00 a.m. (EST) to discuss the first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1831 through Monday, December 11, 2006, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include total inventory, total inventory per store, adjusted debt, adjusted debt/EBITDAR, adjusted rent expense. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management manages the Company's debt levels to a ratio of adjusted debt to EBITDAR and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. This is important information for the Company's management of its debt levels and share repurchases. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and changes in laws or regulations. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 26, 2006, for more information related to those risks.

 AutoZone's 1st Quarter Highlights - Fiscal 2007

 Condensed Consolidated Statements of Operations
 1st Quarter
 (in thousands, except per share data)

                                           GAAP Results
                             -----------------------------------------
                               12 Weeks Ended          12 Weeks Ended
                             November 18, 2006       November 19, 2005
                             -----------------       -----------------
 Net sales                       $1,393,069               $1,338,076
 Cost of sales                      707,774                  682,547
                                 ----------               ----------
 Gross profit                       685,295                  655,529
 Operating, SG&A expenses           462,299                  450,236
                                 ----------               ----------
 Operating profit  (EBIT)           222,996                  205,293
 Interest expense, net               27,093                   23,739
                                 ----------               ----------
 Income before taxes                195,903                  181,554
 Income taxes                        72,014                   67,180
                                 ----------               ----------
 Net income                      $  123,889               $  114,374
                                 ==========               ==========
 Net income per share:
      Basic                      $     1.74               $     1.49
      Diluted                    $     1.73               $     1.48
 Weighted average
  shares outstanding:
      Basic                          71,082                   76,588
      Diluted                        71,813                   77,152

 Selected Balance Sheet Information
 (in thousands)
                            November 18,    November 19,    August 26,
                                2006            2005           2006
                            -----------     -----------    -----------

 Merchandise inventories    $ 1,883,348     $ 1,681,015    $ 1,846,650
 Current assets               2,157,294       2,000,758      2,118,927
 Property and equipment,
  net                         2,096,377       1,965,632      2,051,308
 Total assets                 4,611,685       4,339,831      4,526,306
 Accounts payable             1,649,632       1,514,571      1,699,667
 Current liabilities          2,047,289       1,844,868      2,054,568
 Debt                         1,858,921       1,789,775      1,857,157
 Stockholders' equity           537,838         521,282        469,528
 Working capital                110,005         155,890         64,359
 ---------------------------------------------------------------------

 Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
 -----------------------------------------

                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Net income                        $  578,790           $  562,870
 Add:  Interest                       111,243              104,392
       Taxes                          337,595              297,382
                                   ----------           ----------
 EBIT                               1,027,628              964,644

 Add:  Depreciation                   144,203              140,756
       Rent expense*                  144,238              154,203
       Option expense                  17,933                3,739
                                   ----------           ----------
 EBITDAR                           $1,334,002           $1,263,342

 Debt                              $1,858,921           $1,789,775
 Capital lease obligations**           26,053                   --
 Add:  Adjusted rent x 6***           823,425              796,056
                                   ----------           ----------
 Adjusted debt                     $2,708,399           $2,585,831

 Adjusted debt to EBITDAR                 2.0                  2.0

 *   The second quarter of fiscal 2005 rent expense includes a $21.5 million non-cash adjustment associated with accounting for leases and leasehold improvements.

 **  At the beginning of fiscal 2007, the Company converted the majority of its vehicles accounted for as operating leases to capital leases.

 *** Adjusted rent is defined as GAAP rent expense less the impact from the cumulative lease accounting adjustment recorded in the second quarter of fiscal year 2005 and excludes the rent expense associated with operating leases converted to capital leases in fiscal 2007.

 Selected Cash Flow Information
 ------------------------------
 (in thousands)
                                  12 Weeks Ended       12 Weeks Ended
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Depreciation                       $   35,554           $   30,816
 Capital spending                   $   52,198           $   58,457

 Cash flow before share
  repurchases:
   Net increase (decrease) in
    cash and cash equivalents       $  (18,199)          $    6,568
 Subtract increase (decrease)
  in debt                                1,764              (72,075)
 Subtract share repurchases            (90,767)              (9,787)
                                -----------------    -----------------
 Cash flow before share
  repurchases and changes
  in debt                           $   70,804           $   88,430
                                =================    =================

 Other Selected Financial Information
 ------------------------------------
 (in thousands)
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Cumulative share
  repurchases ($)                   $ 4,770,598          $ 4,111,553

 Cumulative share
  repurchases (shares)                   94,038               87,158
 Shares outstanding,
  end of quarter                         70,659               76,682
 ---------------------------------------------------------------------
                                         Trailing 4 Quarters
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Net income                         $  578,790           $  562,870
 Add:  After-tax interest               70,261               65,934
       After-tax rent                   91,100               97,395
                                -----------------    -----------------
 After-tax return                      740,151              726,199

 Average debt                        1,910,896            1,965,684
 Average capital lease
  obligations****                        6,187                   --
 Average equity                        534,372              365,095
 Adjusted rent x 6                     865,425              796,056
                                -----------------    -----------------
 Pre-tax invested capital            3,316,881            3,126,835

 Return on Invested Capital (ROIC)        22.3%                23.2%
 ---------------------------------------------------------------------
 **** Average of the capital lease obligations relating to vehicle capital leases entered into at the beginning of fiscal 2007 is computed as the average over the trailing 4 quarters. Rent expense associated with the vehicles prior to the conversion to capital leases is included in the adjusted rent for purposes of calculating return on invested capital.

 AutoZone's 1st Quarter Fiscal 2007
 Selected Operating Highlights

 Store Count & Square Footage
 ----------------------------
                                  12 Weeks Ended       12 Weeks Ended
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Domestic stores:
  Store count:
   Stores opened                            40                  33
   Store closures                            -                   -
   Re-opened hurricane stores                1                   -
   Hurricane-related store closures          -                  13
   Replacement stores                        5                   3
   Total domestic stores                 3,812               3,612

   Stores with commercial sales          2,140               2,103

   Square footage (in thousands):       24,300              22,937
   Square footage per store              6,375               6,350
 Mexico stores:
   Stores opened                             -                   3
   Total stores in Mexico                  100                  84

 Total stores chainwide                  3,912               3,696

 Sales Statistics (Domestic Stores Only)
 --------------------------------------
                                               12 Weeks Ended
                                        Nov. 18, 2006    Nov. 19, 2005
                                        -------------    -------------
 Total retail sales ($ in thousands)     $ 1,171,084      $ 1,126,631
   % Increase vs. LY retail sales                  4%               4%
 Total commercial sales
  ($ in thousands)                       $   160,682      $   160,425
   % Increase vs. LY commercial sales              0%              (2%)

 Sales per average store
  ($ in thousands)                       $       351      $       357
 Sales per average square foot                    55               56

                                              Trailing 4 quarters
                                        Nov. 18, 2006    Nov. 19, 2005
                                        -------------    -------------
 Total retail sales ($ in thousands)     $ 5,033,718      $ 4,840,521
   % Increase vs. LY retail sales                  4%               2%
 Total commercial sales
  ($ in thousands)                       $   708,971      $   714,968
   % Increase vs. LY commercial sales             (1%)             (3%)

 Sales per average store
  ($ in thousands)                       $     1,547      $      1,574
 Sales per average square foot                   243               248

                                  12 Weeks Ended       12 Weeks Ended
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Same store sales                       0.3%                0.8%

 Inventory Statistics (Total Stores)
 ----------------------------------
                                      as of                as of
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Accounts payable/inventory            87.6%                90.1%

 ($ in thousands)
 Inventory*                        $ 1,883,348          $ 1,681,015
 Pay-on-scan inventory                  85,146              148,834
                                -----------------    -----------------
 Total inventory                   $ 1,968,494          $ 1,829,849

 Total inventory per store         $       503          $       495

 Net inventory (net of payables)   $   233,716          $   166,444
 Net inventory  / store            $        60          $        45

 * This is reported balance sheet inventory

                                         Trailing 4 Quarters
                                November 18, 2006    November 19, 2005
                                -----------------    -----------------
 Inventory turns**                       1.7 x                1.8 x

 ** Inventory turns is calculated as cost of sales divided by the average of the beginning and ending merchandise inventories. The calculation includes cost of sales related to pay-on-scan sales, which were $169.4MM for the trailing 52 weeks ended November
    18, 2006 and $246.0MM for the trailing 52 weeks ended November
    19, 2005.

CONTACT:  AutoZone, Inc.
          Financial:
            Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
            Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com